FOR IMMEDIATE RELEASE

PAULA FINANCIAL DISCLOSES NASDAQ LETTER OF REPRIMAND WITH NON-FINANCIAL REMEDIES

PASADENA, California, March 3, 2006 - Following an 8-K filing on January 4, 2006 to announce the election of one new independent director and the reconstitution of the Compensation and Nominating Committees, PAULA Financial (NASDAQ:PFCO) disclosed today it has received a Letter of Reprimand from Nasdaq dated March 1, 2006 related to these corporate governance matters. The correspondence from Nasdaq acknowledges the Company’s prompt action to regain compliance. The Company has decided not to appeal the Nasdaq directive to disclose the Letter of Reprimand. A complete copy of the Nasdaq Letter of Reprimand is posted on the Company’s web site, www.PAULA.com.

In the Company’s September 30, 2005 Form 10-QSB, it disclosed the resignations of two independent directors whose resignations were effective in September 2005. The resignations were not linked, and involved no disagreements with the Company. As a result of the resignations, however, the Company no longer complied with Nasdaq’s rule that a majority of the Board be comprised of independent directors. The Company was eligible for a cure period as provided in Marketplace Rules 4350(c)(1) and 4350(d)(4). Nasdaq’s audit committee requirements, as set forth in Marketplace Rule 4350, also require three independent directors on this committee. While the Company disclosed the resignations in its September 30, 2005 Form 10-QSB, it failed to notify Nasdaq of the above resignations and the resulting non-compliance. Nasdaq subsequently determined the Company to be in material non-compliance as required by Marketplace Rules 4350(c)(1), 4350(d)(4) and 4350(m). On January 4, 2006, the Company regained compliance with these requirements. The Letter of Reprimand was issued in lieu of delisting the Company in accordance with Nasdaq Marketplace Rule 4801(k)(2).

Effective January 4, 2006, the Compensation and Nominating Committees were reconstituted to include independent directors only and on January 18, 2006, the Nominating Committee adopted a formal charter. From the date of the Company’s last Annual Meeting, May 25, 2005, the Compensation Committee and the Nominating Committee each included one non-independent Board member. The Company was advised by Nasdaq that all Compensation and Nominating Committee directors must be independent, and thereby the Company failed to comply with Marketplace Rules 4350(c)(3)(A) and 4350(c)(4)(A). In addition, it was determined that the Nominating Committee, until January 18, 2006, had not been operating under a formal charter as required by Marketplace Rule 4350(c)(4)(B).

As noted in Nasdaq’s March 1, 2006 correspondence, the Company promptly took action to regain compliance as it was advised of its rule violations. To ensure future compliance, the Board, at a meeting held on February 13, 2006, established a Disclosure Committee comprised of the Audit Committee Chair, the Vice President of Finance and the Chief Executive Officer, and also adopted a formal charter governing the Committee’s operation. The Company will also continue its longstanding practice to engage outside legal counsel to advise it of its securities compliance duties and obligations.

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, and acquisitions of companies or blocks of business and future compliance with Nasdaq listing requirements. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial insurance products serving the risk management needs of agribusiness employers in the West since 1946.

Contact:	Debbie Maddocks
Vice President - Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500